Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated ARCA biopharma, Inc. 2004 Equity Incentive Plan of our report dated March 25, 2009, with respect to the consolidated financial statements of ARCA biopharma, Inc. (formerly known as Nuvelo, Inc., the entity acquired for accounting purposes by ARCA biopharma, Inc. on January 27, 2009), included in the Annual Report (Form 10-K) of ARCA biopharma, Inc. for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

August 19, 2009